Exhibit 21.1
LIST OF SUBSIDIARIES OF MCJUNKIN RED MAN HOLDING CORPORATION
The following is a list of all our subsidiaries and their jurisdictions of incorporation or organization.

Entity	Jurisdiction
Greenbrier Development Drilling Partners 1976[1]	West Virginia
Greenbrier Petroleum Corporation	West Virginia
Hagan Oilfield Supply Ltd.	Alberta, Canada
LaBarge Pipe & Steel Company	Missouri
LBPS Holding Company	Delaware
McJunkin — Nigeria Limited	Delaware
McJunkin — Puerto Rico Corporation	Delaware
McJunkin — West Africa Corporation	Delaware
McJunkin de Angola, LDA	Angola
McJunkin Nigeria Limited[2]	Nigeria
McJunkin Receivables Corporation*	Delaware
McJunkin Red Man Canada Ltd.	Alberta, Canada
McJunkin Red Man Corporation	West Virginia
McJunkin Red Man Development Corporation	Delaware
McJunkin Venezuela*	Venezuela
Mega Production Testing Inc.[3]	Alberta, Canada
Midfield Holdings (Alberta) Ltd.	Alberta, Canada
Midfield Supply ULC	Alberta, Canada
Midway-Tristate Corporation*	New York
Milton Oil & Gas Company	West Virginia
MRM Oklahoma Management LLC**	Delaware
MRM West Virginia Management Company**	Delaware
PrimeEnergy Corporation[4]	Connecticut
Red Man Distributors LLC[5]	Oklahoma
Red Man Pipe & Supply Co.	Oklahoma
Red Man Pipe & Supply International Limited*	Jamaica
Ruffner Realty Company	West Virginia
Wesco Acquisition Partners, Inc.	Texas
West Oklahoma PVF Company	Delaware
Worldwide Matrix, Inc.[6]	Alberta, Canada
*	Inactive

**	Management companies (organization not yet complete)

[1]	Our company indirectly owns 33% of this entity.

[2]	Our company indirectly owns 49% of this entity.

[3]	Our company indirectly owns 51% of this entity.

[4]	Our company indirectly owns 20.44% of this entity.

[5]	Our company indirectly owns 49% of this entity.

[6]	Our company indirectly owns 29.66% of this entity.